McGuire, Woods, Battle & Boothe
                                  One James Center
                              Richmond, Virginia 23219

                                  October 21, 1994



Jefferson Bankshares, Inc.
123 East Main Street
P. O. Box 711
Charlottesville, VA  22902

Ladies and Gentlemen:

    	We have acted as counsel for Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson"), in connection with and have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by Jefferson with the Securities and Exchange Commission (the "SEC") with respect to Two Hundred Fifty Thousand (250,000) shares of common stock, par value $2.50 per share (the "Common Stock"), of Jefferson to be offered and sold in connection with the employee stock purchase plan ("the Plan") described therein.

    	We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan and such other documents, instruments and records as we have deemed necessary and advisable for purposes of this opinion. In rendering this opinion, we have relied upon certificates of public officials and officers of Jefferson.

    	Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued in connection with the Plan have been duly authorized and, when such shares are issued and sold upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

    	We hereby consent to the filing of this opinion with the SEC and as exhibit to the Registration Statement.

                       	Very truly yours,



                       	McGuire, Woods, Battle & Boothe